Exhibit 10.4

April 23, 2008

Mr. F. Michael Zachara

Dear Mike:

The Cambrex management team enjoyed meeting with you to discuss the professional opportunity available within Cambrex Corporation.  We would like to extend an offer of employment to you to join our Legal Department as Assistant General Counsel/Assistant Secretary, with an annual base salary at the rate of $185,000 per year to be reviewed after 6 months.

Additionally, you will participate in the Company’s Performance Award Program, with a targeted performance award 25% of base salary, to be pro-rated for the portion of 2008 that you are a Cambrex employee.  Our performance award program is based 20% on Company and 80% on Individual performance; actual awards may be higher or lower than target, depending on actual company and personal performance.  Cambrex employees must be actively employed on the date the awards are paid in order to receive performance awards.

Should your employment with Cambrex be involuntarily terminated for reasons other than poor performance or Cause, you will be entitled to receive a severance payment equal to your regular base salary for up to 12 months from your date of separation or until you find equivalent employment, if earlier.

We will recommend to the Cambrex Board of Directors a stock option grant of 10,000 shares of Cambrex stock at the next regularly scheduled Board of Directors Meeting.  The exercise price for these options will be the fair market value of Cambrex stock on the day the option grant is approved by the Board or, if later, the day your employment starts.  The stock options vest and are exercisable 25% per year over 4 years.

You will be eligible to participate in our Basic Life Insurance, Supplemental Life Insurance, Accidental Death and Dismemberment, Comprehensive Health, Flexible Spending, and Long Term Disability plans, commencing on the first day of active employment.  Additionally, you will be eligible to participate in the Cambrex Savings Plan/401(k) commencing on the first of the month following 30 days of active service.  Cambrex will match the first 6% of your contributions (100% on the first 3% and 50% on the next 3%) that you contribute to the Savings Plan.  The Company match vests 20% on each anniversary of hire date and is fully vested after five years.

You will be eligible for four weeks vacation   In addition, Cambrex employees enjoy 12 holidays per year.  A more detailed description of our benefits is enclosed for your review.

Commencement of work with Cambrex Corporation is contingent upon proof of eligibility of U.S. employment, satisfactory references, a background check, and the execution of a Confidentiality Agreement.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3005 | Fax 201.804.3380 | www.cambrex.com

April 23, 2008
Mr. F. Michael Zachara

Finally, commencement of work is also contingent upon the completion of a pre-employment physical examination relating to the essential functions of the job. Please contact Linda Kresse at 201.804.3000 to schedule your physical upon acceptance of this offer.

Mike, I look forward to your joining Cambrex as an integral member of our management team. Upon acceptance, please confirm your official start date below.  Please feel free to call me should you have any questions or if we can assist you in any way.

Sincerely,

Peter E. Thauer
SVP/General Counsel

Please indicate your understanding of this arrangement by signing below and returning one copy of this letter to us.

/s/ F. Michael Zachara
F. Michael Zachara

Expected Start Date:  ____________________

Enclosures